Exhibit 10.2

MEDICAL RECORDS CODING AGREEMENT

This Medical Records Coding Agreement (the “Agreement”) dated as of February 1, 2013, by and between CDx Diagnostics Inc., a Delaware corporation with an address at 2 Executive Boulevard, Suffern, New York 10901 (the “Company”) and Millennium Coding & Billing Inc., a New York corporation having a place of business at 400 Garden City Plaza, Suite 440, Garden City, NY 11530 (“Millennium”).

WHEREAS, the Company has determined it is in its best interests to engage Millennium to provide certain medical record coding review services to the Company on a non-exclusive basis; and

WHEREAS, Millennium is a coding services company which has agreed to become engaged by the Company to provide certain medical record coding review services to the Company on a non-exclusive basis.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.           SERVICES TO BE PROVIDED BY MILLENNIUM. Millennium shall provide the Company with the following services:

(a)          Review coded medical records provided by the Company and review assignments of ICD-9-CM or ICD-10-CM, when implemented, (or their successor) and review coding of principal diagnosis, secondary diagnoses, principal procedure, and secondary procedures;

(b)          Review the appropriate Present on Admission (POA) indicator for all diagnoses assigned; and

(c)          Review assignment of each procedure coded to the appropriate physician and date of service.

2.           FEES.

2.1          Except as otherwise provided herein, Millennium shall be paid a fee by the Company for all services rendered by Millennium hereunder (inclusive of all services and expenses), in an amount equal to * ($*.00) Dollars for each secondary chart review with one (1) to two (2) corresponding CPT codes, * ($*.00) Dollars for each secondary chart review with three (3) to four (4) corresponding CPT codes and * ($*00) Dollars for each secondary chart review with five (5) or more corresponding CPT codes for each service or test rendered by the healthcare provider. For clarity, laboratory testing performed from a single test kit is recorded on a single patient chart.

2.2           Millennium shall submit a monthly invoice to the Company for its fees hereunder. Payment shall be made no later than thirty (30) business days following the submission of the invoices by Millennium to the Company. Should the Company dispute any portion of the invoice, it must so notify Millennium within sixty (60) business days of the invoice date. Failure to notify Millennium within this sixty (60) business day period shall be deemed an agreement to pay Millennium in full for the invoice; provided, however that this deemed agreement shall not apply to disputes not obvious from the face of the invoice.

2.3           A fee of one and one-half (1.5%) per month (or the maximum amount permitted by law) shall be charged for any late payments beyond fifteen (15) days.

3.	TERM AND TERMINATION.

3.1           This Agreement shall commence on the date hereof and shall continue for five (5) years unless terminated as herein provided (the “Term”).

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

3.2           Termination or Amendment for Change in Law. Notwithstanding anything to the contrary contained herein, in the event that during the Term (1) any provision of the Agreement is deemed by any governmental entity to be invalid, unenforceable or in violation of any applicable laws or regulations ; (2) any governmental entity determines that any provision of the Agreement would violate any applicable laws or regulations without the inclusion of a provision not contained herein; (3) any change in laws or regulations (including a change in the interpretation or enforcement of existing laws and regulations or new guidance provided under existing laws and regulations) is enacted, adopted or implements that either party determines in its reasonable discretion, (i) could have a material adverse effect on this Agreement or (ii) would make performance of the Agreement or any provision thereof unlawful, illegal or commercially impracticable, or poses substantial risk thereof (any of the events described in sub-clauses (1), (2) or (3), a “Material Adverse Change in Law”), then either party may terminate this Agreement on twenty (20) days prior written notice.

3.3           This Agreement may be terminated by either party:

(a)          For just cause by Company. This Agreement may be terminated by the Company at any time upon twenty (20) days prior written notice with an opportunity to cure within such notice period for the following reasons:

i.	Millennium defaults on any of its obligations under this Agreement;
ii.	Millennium is found guilty of a crime by a court of competent jurisdiction involving fraud, larceny, or any other felony charge;
iii.	If Millennium shall (i) be dissolved, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself of all or a substantial part of its property, (iii) make a general assignment for the benefit of its or his creditors, (iv) commence a voluntary case under Title 11 of the United States Bankruptcy Code or any successor thereto (the “Bankruptcy Code”), any state bankruptcy law or any law similar to any of the foregoing, (vi) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the party in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law with a purpose or otherwise similar to any of the foregoing; or
iv.	Millennium breaches any of the representations and warranties or covenants made by Millennium, in this Agreement or in the Business Associate Agreement attached hereto and made a part hereof.

(c)          With Just Cause by Millennium. This Agreement may be terminated with cause by Millennium at any time upon twenty (20) days notice with an opportunity to cure within such notice period for the following reasons:

i.	The Company’s failure to pay the fees described in Section 2 of this Agreement;
ii.	The Company defaults on any of its obligations in this Agreement;
iii.	The Company breaches any of its representations, warranties and/or covenants set forth in this Agreement;
iv.	The Company shall (i) be dissolved, (ii) apply for or consent to the appointment of, or the talking of possession by, a receiver, custodian, trustee or liquidator of itself of all or a substantial part of its property, (iii) make a general assignment for the benefit of its or his creditors,
(iv)	commence a voluntary case under Title 11 of the Bankruptcy Code, any state bankruptcy law or any law similar to any of the foregoing, (vi) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the party in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law with a purpose or otherwise similar to any of the foregoing; or
v.	Company is found guilty of violating state or federal statutes or regulations.

3.4.          The following Sections of this Agreement shall survive the termination or expiration of this Agreement: 6, 7, 8, 9, 12.2-12.5, 13 and 14.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

4.	ARMS-LENGTH NEGOTIATIONS.

4.1          The parties acknowledge and agree that: (1) the fees paid hereunder has been determined by the parties, after good faith and arms-length negotiations, to be fair market value for the services to be rendered hereunder; (2) no fees or amounts paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients ; and (3) the fees paid under this Agreement shall be full and complete with respect to the services required hereunder.

5.	COMPLIANCE.

5.1          Millennium shall not be responsible for Company’s compliance with federal, state or local laws. Millennium’s services shall be limited to the determination of the proper coding for each medical record provided. Such services shall not include a review of the compliance of each medical record or that all billing by the Company is in compliance with federal, state, local and third party payer requirements.

6.	ACCESS TO BOOKS AND RECORDS.

6.1          Millennium agrees to make available upon written request to the Company, the Secretary of Health & Human Services, the Comptroller General of the United States, or any of their duly authorized representatives this Agreement and any documents and records necessary to verify the costs of services rendered under this Agreement until the expiration of four (4) years after the services are last furnished under this Agreement. In the event Millennium subcontracts any or all of its duties under this Agreement to another party (in accordance with this Agreement) and said subcontract has a value or cost of $10,000 or more over a twelve (12) month period, Millennium agrees that the subcontract shall contain a clause requiring the subcontractor to make available upon written request to the Company, the Secretary of Health & Human Services, the Comptroller General of the United States or any of their duly authorized representatives the subcontractor, books, documents and records of the subcontractor that are necessary to verify the nature of the costs under subcontract. Millennium shall promptly provide copies to the Company of any request for documents received by it from, or documents delivered by it to, any of the Secretary of Health & Human Services, the Comptroller General of the United States or any of their duly authorized representatives.

7.	RELATIONSHIP OF THE PARTIES.

7.1           It is expressly acknowledged by the parties hereto that Millennium is an independent contractor and nothing in this Agreement is intended or shall be construed: (i) to create with the Company an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship, or (ii) to permit Millennium or any of its employees or subcontractors to incur any obligation or enter into any agreement on behalf of the Company, or (iii) to allow the Company to exercise control or direction over the manner or method by which Millennium or any of its employees or subcontractors perform the services which are the subject matter of this Agreement; provided always that the services to be provided hereunder by Millennium and each of its employees and subcontractors shall be provided in a manner consistent with the provisions of this Agreement.

7.2           Millennium understands and agrees that the Company will not withhold on behalf of Millennium or any of its employees or subcontractors pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Millennium or any of its employees or subcontractors or make available to Millennium or any of its employees or subcontractors any of the benefits afforded to employees of the Company and that all of such payments, withholdings, and benefits, if any, are the sole responsibility of Millennium.

8.	PATIENT INFORMATION.

8.1           The Company shall provide necessary data to Millennium in order to enable Millennium to perform its services as set forth in this Agreement.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

8.2           Millennium acknowledges and agrees that it is bound by and will observe all applicable rules governing the confidentiality of patient records and information. Millennium, its employees and any subcontractors, successors, and assigns shall keep all information received from the Company and all reports created by the Company confidential. All patient records and information disclosed to Millennium and its staff shall be used solely for the purpose of coding services performed by the Company, and shall not be disclosed to any other individual or entity except to the extent required by state or federal law and necessary to the coding process. This Section 8 shall expressly survive termination of this Agreement.

9.	CONFIDENTIALITY I NON-SOLICITATION/RESTRICTIVE COVENANT.

9.1           Millennium recognizes and acknowledges that the Company’s (i) patient names and lists, (ii) personally identifiable patient information and records, (iii) information relating to the health care providers who use the Company’s products and services and (iv) other non-public information that the Company designates as confidential, are confidential to the Company and shall be treated by Millennium as confidential information (hereinafter referred to collectively as “Confidential Information”). Millennium agrees that during or after the termination of this Agreement, Millennium will only make such Confidential Information available within its own organization on a “need to know” basis and shall not use, or disclose any such Confidential Information to any third person, except Millennium may use such Confidential Information in the ordinary course of its duties hereunder, or where required by law; provided, however, that in the case of any disclosure required by law (e.g., law, regulation, subpoena or judicial order), Millennium shall, if permitted by law, notify the Company of such legal requirement in advance of any disclosure and shall (i) provide the Company with adequate time to respond before it makes such disclosure, if possible and (ii) reasonably assist the Company in seeking a protective order or other means to prevent or reduce the disclosure.

9.2           Millennium represents warrants and covenants that, throughout the term of this Agreement, it shall provide its services in accordance with applicable federal and state laws, rules, regulations and agency guidelines, including the Health Insurance Portability and Accountability Act of 1996 and its related regulations (“HIPAA”), as modified or amended from time to time. Millennium further represents warrants and covenants that it will be able to perform its services, either directly or through a subcontractor, in the standard format required by HIPAA. Additionally, Millennium hereby agrees to all of the terms and conditions set forth in the Business Associate Agreement attached hereto as Schedule A. and will require any subcontractor performing billing services for Company’s accounts to execute a like agreement. In the event of any conflict or inconsistency between the terms of this Agreement and Schedule A, Schedule A shall prevail.

9.3           The Company shall not retain or attempt to retain the services of any employee of Millennium during the Term of this Agreement and for a period of two (2) years thereafter, either directly or indirectly, unless it first pays Millennium an amount equal to one Hundred (100%) percent of such individuals annual compensation within fifteen (15) days after such employee’s start date with the Company. Notwithstanding the foregoing, nothing shall prevent a the Company from having contact with and/or hiring any person who answers general employment solicitations or advertisements for job positions not specifically directed to employees, representatives, or agents of Millennium.

9.5          The parties hereto, their members, shareholders, and directors acknowledge that all restrictions contained in Section 9 of this Agreement are a reasonable and necessary protection of the legitimate interests of the other party (“Damaged Party”). The parties do hereby acknowledge that a violation of the covenants set forth above will cause irreparable damage to the Damaged Party, its successors and assigns, the exact amount of which would not be subject to reasonable or accurate ascertainment, and they therefore consent that in the event of such violation, the Damaged Party, its successors and assigns, shall as a matter of right and as a matter of cause, be entitled to injunctive relief restraining the other party from violating said covenants; said remedy, however, to be cumulative, and in addition to such other remedies as Damaged Party, its successors and assigns, may then be entitled to; and that Damaged Party would not have entered into this Agreement without receiving this additional consideration offered by the other party, its members, shareholders, directors, agents and employees, binding them to these restrictions.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

9.5           If any of the restrictions or terms contained in this Section 9 shall be deemed invalid, illegal, or unenforceable by reason of the extent, duration, or geogra phical scope thereof, or otherwise, then the court making such determination may reduce such extent, duration, geographical scope, or other provisions hereof to the maximum extent permitted.

9.6           This Section 9 shall survive the termination of this Agreement.

10.	REPRESENTATIONS AND WARRANTIES OF MILLENNIUM.

10.1         Millennium is duly organized and validly existing under the laws of the State of New York and it has all necessary corporate authority to execute this Agreement and perform the Services hereunder.

10.2         Millennium has the power and authority to carry on its business as now being conducted;

10.3         This Agreement and the transactions contemplated hereby have been approved by all necessary corporate action on the part of Millennium; and

I0.4         Millennium has the power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and this Agreement and all other agreements to be executed and delivered by Millennium in connection with it constitute legal, valid and binding obligations of Millennium enforceable against it and in accordance with their respective terms;

10.5         The execution and delivery of this Agreement will not conflict with any law, injunction, judgment, order, decree, or other restriction binding upon Millennium or conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Millennium is a party or by which either of them is bound ;

10.6         Millennium is in compliance with, and shall remain during the Term of this Agreement in compliance with, all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of Millennium ’s business and in its performance of its obligations under this Agreement ;

10.7         Millennium has not been served with any summons, complaint or written notice to arbitrate, and no suit, litigation, claim (equitable or legal), administrative arbitration, investigation or other proceeding is pending or threatened against Millennium by or before any governmental entity, mediator, arbitrator or other person or instrumentality that would reasonably be expected to have a materially adverse effect upon the ability of Millennium to perform its obligations under this Agreement ;

10.8         Millennium attests that it is not excluded, debarred or suspended by the Office of the Inspector General of the United States Department of Health and Human Services or by the General Services Administration or by any state health care program under 42 U.S.C. § 1320a-7 or under the Federal Employees Health Benefits Program and is not aware of any pending or threatened exclusion, debarment or suspension actions against it; and

10.9         Millennium shall perform its obligations under this Agreement in a professional and workmanlike manner and with a similar degree of care, attention and timeliness as is in keeping with the customary industry standards and practices in the medical administrative services industry.

11.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

11.1         The Company is duly organized and validly existing under the laws of the State of Delaware and it has all necessary corporate authority to execute this Agreement and perform the Services hereunder ;

11.2         The Company has the power and authority to carry on its business as now being conducted ;

11.3         This Agreement and the transactions contemplated hereby have been approved by all necessary corporate action on the part of the Company; and

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

11.4         The Company has the power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and this Agreement and all other agreements to be executed and delivered by the Company in connection with it constitute legal, valid and binding obligations of the Company enforceable against it and in accordance with their respective terms;

11.5         The execution and delivery of this Agreement will not conflict with any law, injunction, judgment, order, decree, or other restriction binding upon the Company or conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which either of them is bound;

11.6         The Company is in compliance with, and shall use its best efforts to comply with, all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of the Company’s business; and

11.7         Any and all factual information furnished or to be furnished by the Company to Millennium, including, but not limited to, any medical records, shall be true and accurate in all material respects as of the date on which such information is furnished.

12.	INSURANCE AND INDEMNIFICATION.

12.1         The Company shall maintain throughout the term of this Agreement general liability insurance in the minimum amount of $1,000,000 per occurrence and $1,000,000 aggregate. Millennium will cause a certificate of insurance evidencing the above to be presented to the Company upon execution of this Agreement. Millennium will place insurance with carriers with a BEST rating of A minus VII or better qualified to write insurance in the State of New York.

12.2         Subject to the limitations of Section 12.5 below, the Company agrees to indemnify and hold Millennium, its managers, members, officers, and employees (collectively, “Millennium Indemnified Parties”; each, a “Millennium Indemnified Party”) harmless from and against any and all costs, losses, liabilities, damages, claims or expenses (including without limitation reasonable attorney ’s fees and expenses) (collectively, “Losses”) incurred by an Indemnified Party in connection with a third party claim arising out of, related to, occasioned by or attributable to: (i) any breach by the Company or any of its directors, officers, employees or agents of any representation, warranty or covenant made by the Company herein; or (ii) the gross negligence or willful misconduct on the part of the Company, or any of its directors, officers, employees or agents in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Millennium Indemnified Party.

12.3         Subject to the limitations of Section 12.5 below, Millennium shall indemnify and hold the Company and its directors, officers, employees and shareholders (collectively, “Company Indemnified Parties”; each, a “Company Indemnified Party”) harmless from any Losses incurred by a Company Indemnified Party in connection with a third party claim arising out of, related to, occasioned by or attributable to: (i) any breach by Millennium or any of its managers, members, officers or employees of any representation, warranty or covenant made by Millennium herein; or (ii) the gross negligence or willful misconduct on the part of Millennium, or any of its managers, members, officers or employees in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Company Indemnified Party.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

12.4         Indemnification Procedure. Upon obtaining knowledge of any third-party claim (a “Third-Party Claim”) which gives or could give rise to a right of indemnification under this Agreement, the party requesting indemnification (“Indemnitee”) shall provide notification to the other party (“Indemnitor”) describing the amount and nature of the Third-Party Claim; provider, however, that any failure or delay in giving such notice shall only relieve the lndemnitor of its obligation to defend, indemnify, and hold the Indemnitee harmless to the extent it reasonably demonstrates its defense or settlement of the Claim was adversely affected thereby. The lndemnitor shall have sole control of the defense and of all negotiations for settlement of any Third-Party Claim and the lndemnitee shall cooperate with the Indemnitor in the defense or settlement of any such Claim at the Indemnitor’s expense. Notwithstanding the foregoing, the lndemnitor shall not settle any claim unless such settlement completely and forever releases the Indemnitee from all liability with respect to such Claim or unless the Indemnitee consents to such settlement in writing. Where the Indemnitor does not request the Indemnitee to cooperate in the defense or settlement of any such Claim in which the Indemnitee is involved, the Indemnitee may participate in the defense of the Claim at its own expense. If Indemnitee does not assume defense of the Third-Party Claim, the lndemnitee will defend or settle the Third Party Claim, utilizing counsel of the Indemnitee’s choice, and Inseminator shall reimburse the Indemnitee an amount equal to the aggregate of (i) the liabilities, plus (ii) all costs and expenses incurred by the Indemnitee in connection with the enforcement of the indemnification obligations set forth herein (including reasonable attorney’s fees and costs), plus (iii) interest at the highest amount permitted by law on the aggregate amount of the liabilities, plus the other costs and expenses incurred by the Indemnitee.

12.5         Limitation of Liability. EXCEPT FOR OBLIGATIONS OF INDEMNITY FOR THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RESULTING FROM ANY ACTIVITIES OF THE PARTIES UNDER THIS AGREEMENT.

13.	NOTICE.

13.1         Any notice or communications required or permitted hereunder shall be deemed to have been sufficiently given or served for all purposes if in writing and delivered via nationally recognized overnight courier, or sent by registered or certified mail, postage and charges prepaid, return receipt requested to the parties’ addresses as set forth below.

If to the Company, to:

CDx Diagnostics, Inc.

2 Executive Boulevard

Suffern, New York 10901

Attention: Chief Executive Officer

Tel: 845-369-7096

Fax: 845-369-7082

Email: mrutenberg@cdxdiagnostics.com

With a copy to:

Art Lerner

Crowell & Moring, LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2595

Tel: 202-624-2820

Fax: 202-628-5116

Email: alerner@crowell.com

lf to Millennium, to:

Millennium Coding & Billing Inc.

400 Garden City Plaza, Suite 440

Garden City, New York 11530

Attn: Chris Amandola

Facsimile: 516-628-5400

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

E-Mail: chris@millenniumhcs.com

With a copy to:

Abrams Fensterman, et al.

1111 Marcus Avenue, Suite 107

Lake Success, New York 11042

Attn: Ayman Soliman, Esq.

Telephone: 516-328-2300

Facsimile: 516-328-6638

E-Mail: asoliman@abramslaw.com

or such other address as may subsequently be provided to the other party in writing. Unless otherwise expressly set forth in this Agreement, any such notice shall be deemed to be given if sent by overnight courier on the business day following the date same was deposited with the overnight courier, if sent by registered or certified mail three days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, prepaid, and addressed and set forth above.

14.	MISCELLANEOUS.

14.1         This Agreement may only be changed, waived, discharged or terminated by an instrument in writing signed by both parties.

14.2         This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of law principles.

14.3         The headings in this Agreement are for the purpose of reference only and do not limit or define the meaning hereof.

14.4         This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument. Any executed signature page delivered by facsimile or e-mail transmission shall be binding to the same extent as an original executed signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

14.5         This Agreement (together with Schedule A hereto) contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior negotiations, proposed agreements, agreements and understandings of any kind, implied, oral or written, between the parties respecting such subject matter.

14.6         Neither party shall be liable for any failure or delay in performing its obligations under this Agreement due to any cause beyond its reasonable control, including but not limited to fire, accident, labor dispute or unrest, flood, riot, war, rebellion, insurrection, sabotage, transportation delays, shortage of raw materials, energy or machinery, acts of God or of the civil or military authorities of a state or nation, or the inability, due to the aforementioned causes, to obtain necessary labor or facilities.

14.7         Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.

14.8         Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties to such instrument waive any provision of law that renders any provision thereof prohibited or unenforceable in any respect.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

14.9         The persons signing on behalf of Company and Millennium hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

14.l0         This Agreement is nonexclusive and therefore, the Company has no obligation to use any services hereunder and either party may contract with any other person and/or entity to provide some or all of the services set forth herein during the Term of this Agreement and thereafter.

14.11         This Agreement shall not be assigned without the prior written consent of the non-assigning party. Notwithstanding the previous sentence, either party may freely assign this agreement to any related entity or to any successor of its business.

14.12         Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CDX DIAGNOSTICS INC.

By:	/s/ Mark Rutenberg
Name Mark Rutenberg
Title: Chairman and CEO

MILLENNIUM CODING & BILLING INC.

By:	/s/ Chris Amandola
Name: Chris Amandola
Title: President

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

SCHEDULE A

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (the “Agreement”) is entered into on this 1st day of February, 20I 3 (the “Effective Date”), between CDx Diagnostics Inc., (the “Covered Entity”) and Millennium Coding & Billing Inc., a New York corporation having a place of business at 400 Garden City Plaza, Suite 440, garden City, New York 11530 (the “Business Associate”). This Business Associate Agreement is entered into pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Insurance Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009, and the regulations promulgated by the United States Department of Health and Human Services thereunder set forth at 45 C.F.R. Parts 160-164 (collectively herein, “HIPAA”).

WITNESSETH:

WHEREAS, the Covered Entity, a professional healthcare practice, authorized to practice professional healthcare services through its licensed providers in the State of New York qualifies as a “Covered Entity” as defined in 45 C.F.R. §160.103, under the terms of HIPAA.

WHEREAS, the Covered Entity has entered into a Billing Agreement (the “Billing Agreement”) with the Business Associate.

WHEREAS, the Covered Entity shall make available and/or transfer to Business Associate certain Protected Health Information and Electronic Protected Health Information (“EPHI”) as those terms are defined in 45 C.F.R. §I60.103, in connection with goods or services that are being provided by the Business Associate to the Covered Entity, that is confidential and subject to protection under HIPAA.

WHEREAS, the Business Associate will have access to, and/or receive from the Covered Entity, certain Protected Health Information, that can be used or disclosed only in accordance with this Agreement and HIPAA.

WHEREAS, on behalf of the Covered Entity, the Business Associate will create, receive, maintain or transmit Electronic Protected Health Information, and ensure its integrity, availability and confidentiality in accordance with this Agreement and HIPAA.

WHEREAS, the Covered Entity and Business Associate desire to define and identify their permitted use and disclosure of Protected Health Information and to define how to maintain the confidentiality, integrity and availability of Electronic Protected Health Information.

NOW, THEREFORE, in consideration of the mutual agreements, undertakings, representations and warranties hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS

I.I	General. Terms used, but not otherwise defined, in this Agreement shall have the same meaning given to those terms by HIPAA in effect or as amended from time to time.

2.	PERMITTED USE AND DISCLOSURES BY BUSINESS ASSOCIATE

2.1	Business Associate agrees to not use or further disclose Protected Health Information provided or made available to it by the Covered Entity for any purpose other than as permitted or required by this Agreement or as required by law. Business Associate shall comply with the provisions of this Agreement relating to privacy and security of Protected Health Information and all present and future provisions of HIPAA that relate to the privacy and security of Protected Health Information and that are applicable to Covered Entity and/or Business Associate.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

2.2	Business Associate shall be permitted to use or disclose Protected Health Information to perform its obligations under the Billing Agreement as long as such agreement is in effect.

2.3	Business Associate shall be permitted to use Protected Health Information that it receives in its capacity as Business Associate if necessary, for its proper billing services or to carry out its legal responsibilities provided that such disclosure is permitted under state and federal confidentiality laws.

2.4	Business Associate shall be permitted to use and disclose Protected Health Information that it receives in its capacity as Business Associate if necessary, to provide billing services relating to the health care operations of the Covered Entity.

2.5	Business Associate shall be permitted to disclose to third parties Protected Health Information that it receives in its capacity as a Business Associate, for its proper billing services or to carry out its legal responsibilities provided it receives reasonable assurances from the person to whom the information is disclosed that: (i) the information will be held confidentially and used or further disclosed only as required by law or, for the purpose for which the information was disclosed and (ii) it shall immediately notify the Covered Entity of any Security Incident, as defined in 45 C.F.R. § 164.304, or Breach, or any other instance that it is aware that the confidentiality of the information has been breached.

III.	RESPONSIBILITIES OF THE PARTIES

3.1	Business Associate agrees to use appropriate safeguards to prevent the use or disclosure of the Protected Health Information other than as permitted by this Agreement. Business Associate shall maintain and implement appropriate administrative, physical and technical safeguards, as set forth in HIPAA, to prevent unauthorized use or disclosure of Protected Health Information to prevent unauthorized parties from having access to or, modifying or copying Protected Health Information and to reasonably and appropriately protect the confidentiality, integrity and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of Covered Entity.

3.2	Business Associate shall require all of its subcontractors and agents that receive, create, transmit or use or have access to Protected Health Information and Electronic Protected Health Information under this Agreement and/or the Billing Agreement, to agree, in writing, to adhere to the same restrictions and conditions on the use and/or disclosure of Protected Health Information and Electronic Protected Health Information that apply to the Business Associate pursuant to this Agreement.

3.3	Business Associate shall promptly report in writing to the Covered Entity and not more than two (2) days of its Discovery of any unauthorized use or disclosure of Protected Health Information not permitted or required by this Agreement, or of any Security Incident relating to Protected Health Information, of which it becomes aware.

3.4	Business Associate agrees to promptly notify Covered Entity following the discovery of a Breach of Unsecured Protected Health Information or any Security Incident. A Breach or Security Incident is considered “discovered” as of the first day on which the Breach or Security Incident is known, or reasonably should have been known, to Business Associate or any employee, officer or agent of Business Associate. Any notice of a Security Incident or Breach of Unsecured Protected Health Information shall include the identification of each Individual whose Protected Health Information has been, or is reasonably believed by Business Associate to have been accessed, acquired, or disclosed during such Security Incident or Breach as well as a description of what happened, the type of Unsecured Protected Health Information that were involved, what the Business Associate is doing to investigate the Breach or the Security Incident and the steps taken by the Business Associate to mitigate any harmful effect known by it to have occurred as a result.

3.5	Upon notice of the Business Associate’s breach of this Agreement of any provision of HIPAA, or any other violation of its obligations, Business Associate shall take reasonable steps to cure the breach or end the violation, as applicable.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

3.6	Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate or its employees, managers, officers or agents in violation of the requirements of this Agreement (including, without limitation, any Security Incident or Breach of Unsecured Protected Health Information) and to protect against any further Breaches or Security Incidents. Business Associate agrees to reasonably cooperate and coordinate with Covered Entity in the investigation of any violation of the requirements of this Agreement and/or any Security Incident or Breach. Business Associate shall also reasonably cooperate and coordinate with Covered Entity in the preparation of any reports or notices to the individual, a regulatory body or any third party required under HIPAA or any other Federal or State laws, rules or regulations, provided that any such reports or notices shall be subject to the prior written approval of Covered Entity. Notwithstanding anything in this section to the contrary, Business Associate may delay notification of a Breach of an Unsecured Protected Health Information to Covered Entity in the event Business Associate is instructed to do so by a law enforcement official.

3.7	Notwithstanding anything in the Billing Agreement to the contrary, Covered Entity may terminate the Billing Agreement immediately if any term under this Agreement is violated or breached and such violation or breach cannot otherwise be cured within the time specified by Covered Entity. If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

3.8	Business Associate agrees that upon termination of the Billing Agreement, it shall return or destroy all Protected Health Information received from the Covered Entity or created by the Business Associate for the Covered Entity, regardless of the form of such data and retain no copies of such information. Business Associate shall retain no copies of the Protected Health Information, unless return or destruction is not reasonably feasible. If such return or destruction is not feasible, the Business Associate will extend the protections of this Agreement to the Protected Health Information and limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible. If Business Associate elects to destroy the information, it shall certify in writing to the Covered Entity that the information has been destroyed. This provision shall apply to the Protected Health Information that is in the possession of subcontractors or agents of Business Associate.

3.9	If Business Associate is maintaining Protected Health Information in a Designated Record Set as that term is defined under 45 CFR §164.501, Business Associate agrees to provide access to an Individual or the Covered Entity, at the request of Covered Entity, in order to meet the requirements under 45 CFR §164.524. Covered Entity’s determination of what constitutes “Protected Health Information” or a “Designated Record Set” shall be final and conclusive.

3.10	If Business Associate is maintaining Protected Health Information in a Designated Record Set, Business Associate agrees to incorporate any amendments or corrections to Protected Health Information at the request of the Covered Entity or an Individual.

3.11	Business Associate shall make available to the Covered Entity or an Individual the information required for an accounting of disclosures of Protected Health Information and Electronic Protected Health Information in accordance with HIPAA and the HITECH Act. Business Associate agrees to document disclosures of Protected Health Information as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. 164.528.

3.12	Covered Entity agrees to provide Business Associate with any changes in, or revocation of, permission by an individual to disclose Protected Health Information, if such changes affect Business Associate’s permitted uses and disclosures and Business Associate agrees to comply with such changes.

3.13	Business Associate agrees upon prior written request, to make available within two (2) days, during normal business hours at Business Associate’s offices all records, books, amendments, policies and procedures relating to the use or disclosure of Protected Health Information to the Covered Entity for purposes of enabling the Covered Entity to determine the Business Associate’s compliance with the terms of this Agreement.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

3.14	Business Associate agrees to make its internal books, records and practices relating to the use and disclosure of Protected Health Information received from or, created by or, received by the Business Associate on behalf of the Covered Entity available to the Secretary of the HHS for the purpose of determining the Covered Entity’s compliance with HIPAA.

3.15	Business Associate does not acquire any ownership or any other right or title in the Protected Health Information or Electronic Protected Health Information data (other than its non-exclusive right of possession for purposes of fulfilling its legal obligations under the Billing Agreement).

3.16	Business Associate shall disclose to its subcontractors, agents or third parties, and request from the Covered Entity, only the minimum amount of Protected Health Information or Electronic Protected Health Information necessary to perform or fulfill a specific function required or permitted hereunder.

3.17	Business Associate agrees and understands that it must develop and implement a system of sanctions for any employee, subcontractor or agent who violates this Agreement or HIPAA.

3.18	Covered Entity agrees not to request Business Associate to use or disclose Protected Health Information and Electronic Protected Health Information in any manner that would not be permissible under HIPAA.

3.19.	Business Associate acknowledges that (i) all safeguards, policies and procedures requirements applicable to Covered Entity under HIPAA (which includes all requirements set forth in the Health Insurance Portability and Accountability Act of 1996, the Health Insurance Technology for Economic and Clinical Health Act, and all regulations promulgated by the United States Department of Health and Human Services thereunder set forth at 45 C.F.R. Parts 160-164) shall apply to Business Associate and any subcontractors or agents of Business Associate in the same manner that such requirements apply to Covered Entity, and (ii) Business Associate shall be liable under the civil and criminal enforcement provisions set forth at 42 U.S.C. 1320d-5 and 1320d-6, as amended from time to time, for failure to comply with the safeguards, policies and procedures requirements and any guidance issued by the Secretary from time to time with respect to such requirements.

IV.	MISCELLANEOUS

4.1	Any reference in this Agreement to a section in HIPAA’s Privacy Rule, Security Rule, or Breach Notification Rule means the section as in effect or as amended, and for which compliance is required.

4.2	The parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for the Covered Entity to comply with the requirements of HIPAA.

4.3	The respective rights and obligations of Business Associate and the Covered Entity hereunder shall survive termination of the Billing Agreement.

4.4	Business Associate will indemnify and hold Covered Entity (including the Covered Entity’s Board of Directors, individually and collectively, and its officers, owners, members, employees, agents and other representatives, individually and collectively) harmless from and against all claims, demands, costs, expenses, liabilities and losses, including reasonable attorney’s fees and punitive damages which may arise against Covered Entity as a result of any violation of this Agreement or HIPAA. For the avoidance of doubt, Business Associate agrees to indemnify Covered Entity for all damages, costs, and expenses resulting from a Security Incident or Breach, including but not limited to costs and expenses related to investigation, breach notification, credit monitoring services, attorneys’ fees, and any and all other costs. Covered Entity shall retain sole discretion to determine whether a Security Incident constitutes a Breach and shall retain sole discretion to determine whether notification to individuals must be provided under the Breach Notification Rule.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

4.5	This Agreement may not be modified, nor shall any provision hereof be waived or amended, except in writing duly signed by authorized representatives of the Parties. A waiver with respect to one event shall not be construed as continuing, or as a bar to, or, a waiver of any right or remedy as to subsequent events.
4.6	It is expressly understood and agreed by the parties that any inconsistency or conflict between this Agreement and the Billing Agreement shall be determined in every instance in favor of this Agreement except as otherwise set forth herein. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits the Covered Entity to comply with HIPAA’s Privacy, Security, and Breach Notification Rules. In all other respects, the Billing Agreement, as previously entered into, shall continue in full force and effect according to its terms. In the event that any portion of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall be deemed to continue to be binding upon the parties hereto in the same manner as if the invalid or unenforceable provision were not a part of this Agreement.

4.7	Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations, or liabilities whatsoever.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective the day, month and year first above written.

Covered Entity

By:	/s/ Mark Rutenberg
Name Mark Rutenberg
Title: Chairman and CEO

Business Associate

By:	/s/ Chris Amandola
Name: Chris Amandola
Title: President

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).